Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2011, relating to the 2010 and 2009 financial statements of Edgewater Technology, Inc., appearing in the Annual Report on Form 10-K of Edgewater Technology, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 15, 2012